UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2018

WisdomTree Investments, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-10932	13-3487784
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

245 Park Avenue

35th Floor

New York, NY 10167

(Address of principal executive offices, including zip code)

(212) 801-2080

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry Into a Material Definitive Agreement

ETFS Acquisition

On November 13, 2017, WisdomTree Investments, Inc., a Delaware corporation (the “Company”) entered into a Share Sale Agreement with ETF Securities Limited (“ETF Securities”) and WisdomTree International Holdings Ltd, an indirect wholly owned subsidiary of the Company (“WisdomTree International”), pursuant to which the Company agreed to acquire ETF Securities’ European exchange-traded commodity, currency and short-and-leveraged business (“ETFS”). On April 11, 2018, the Company completed the acquisition of ETFS (“ETFS Acquisition”) by purchasing the entire issued share capital of a subsidiary of ETF Securities into which ETF Securities transferred ETFS prior to completion of the ETFS Acquisition. ETFS had $17.6 billion of assets under management (“AUM”) as of April 10, 2018. With the addition of ETFS, the Company’s AUM increased to approximately $63.4 billion globally as of April 10, 2018. The ETFS Acquisition elevated the Company to the ninth largest ETP sponsor globally and the largest global independent ETP provider based on AUM, with significant scale and presence in the U.S. and Europe, the two largest ETP markets.

Pursuant to the Share Sale Agreement, the Company acquired ETFS for a purchase price consisting of (a) $253.0 million in cash, subject to customary adjustments for working capital, and (b) a fixed number of shares of the Company’s capital stock, consisting of (i) 15,250,000 shares of common stock (the “Common Shares”) and (ii) 14,750 shares of Series A Non-Voting Convertible Preferred Stock (the “Preferred Shares”), which are convertible into an aggregate of 14,750,000 shares of common stock, subject to certain restrictions as described below under the heading “Investor Rights Agreement” and in the disclosure set forth under “Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.”

Senior Secured Debt Financing

On April 11, 2018 and in connection with the ETFS Acquisition, the Company and WisdomTree International entered into a credit agreement (the “Credit Agreement”), by and among the Company, WisdomTree International, certain subsidiaries of the Company as guarantors, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent, collateral agent, L/C Issuer and lender. Under the Credit Agreement, the lenders have extended a $200.0 million term loan (the “Term Loan”) to WisdomTree International, the net cash proceeds of which were used by WisdomTree International, together with other cash on hand, to complete the ETFS Acquisition and pay certain related fees, costs and expenses, and made a $50.0 million revolving credit facility (the “Revolver” and, together with the Term Loan, the “Credit Facility”) available to the Company and WisdomTree International for revolving borrowings from time to time for working capital, capital expenditures and general corporate purposes. Interest on the Term Loan accrues at a rate per annum equal to LIBOR, plus up to 2.00% (commencing at LIBOR, plus 1.75%), and interest on the Revolver accrues at a rate per annum equal to LIBOR, plus up to 1.50% (commencing at LIBOR, plus 1.25%), in each case, with the exact interest rate margin determined based on the Total Leverage Ratio (as defined below). The Revolver is also subject to a facility fee equal to a rate per annum of up to 0.50% of the actual daily amount the aggregate commitments (whether used or unused) under the Revolver, with the exact facility fee rate determined based on the Total Leverage Ratio. The Credit Facility matures on April 11, 2021 (the “Maturity Date”). The Term Loan does not amortize and the entire principal balance is due in a single payment on the Maturity Date.

The Credit Agreement includes a financial covenant that requires that the Company maintain a Total Leverage Ratio, calculated as of the last day of each fiscal quarter commencing with the fiscal quarter ending September 30, 2018, equal to or less than the ratio set forth opposite such fiscal quarter:

Fiscal Quarter Ending	Total Leverage Ratio
September 30, 2018	2.75:1.00
December 31, 2018	2.75:1.00
March 31, 2019	2.75:1.00
June 30, 2019	2.50:1.00
September 30, 2019	2.50:1.00
December 31, 2019	2.50:1.00
March 31, 2020	2.25:1.00
June 30, 2020	2.25:1.00
September 30, 2020 and each subsequent fiscal quarter ending on or before the Maturity Date	2.00:1.00

“Total Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of Consolidated Total Debt of the Company and its restricted subsidiaries (as defined in the Credit Agreement) as of such date to Consolidated EBITDA of the Company and its restricted subsidiaries (as defined in the Credit Agreement) for the four consecutive fiscal quarters ended on such date.

WisdomTree International’s obligations under the Term Loan and the Revolver are unconditionally guaranteed by the Company and certain of its subsidiaries and secured by a lien on substantially all of the present and future property and assets of the Company, WisdomTree International and such subsidiaries, in each case, subject to customary exceptions and exclusions. The Company’s obligations under the Revolver are unconditionally guaranteed by certain of the Company’s wholly-owned domestic subsidiaries and secured by substantially all of the present and future property and assets of the Company and such subsidiaries, in each case, subject to customary exceptions and exclusions.

The Credit Agreement contains customary affirmative covenants for transactions of this type and other affirmative covenants agreed to by the parties, including, among others, the provision of annual and quarterly financial statements and compliance certificates, maintenance of property, insurance, compliance with laws and environmental matters. The Credit Agreement contains customary negative covenants, including, among others, restrictions on the incurrence of indebtedness, granting of liens, making investments and acquisitions, paying dividends, repurchasing equity interests of the Company, entering into affiliate transactions and asset sales. The Credit Agreement also provides for a number of customary events of default, including, among others, payment, bankruptcy, covenant, representation and warranty, change of control and judgment defaults.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Investor Rights Agreement

On April 11, 2018 and in connection with the ETFS Acquisition, the Company entered into an Investor Rights Agreement with ETF Securities, pursuant to which, among other things:

•	Lock-Up. Until July 6, 2019, without the Company’s prior written approval, ETF Securities may not dispose of any shares of the Company’s common stock or common stock equivalents; provided, however, that ETF Securities will not be prohibited from disposing up to: (i) 10,000,000 shares from and after July 11, 2018; and (ii) 20,000,000 shares from and after January 7, 2019.

•	Standstill. Until the earliest to occur of: (a) the date the beneficial ownership of ETF Securities (together with certain attribution parties) collectively no longer represents at least 5% of the Company’s outstanding common stock; (b) April 11, 2021; (c) the date a change of control of the Company is consummated; and (d) the date of certain corporate changes as more fully described in the Investor Rights Agreement, ETF Securities (together with certain attribution parties) will not engage in activities such as acting alone or in concert with others to seek to control the management, board of directors or policies of the Company, including, directly or indirectly, soliciting proxies for stockholder proposals.

•	Voting Restrictions. Until the earliest to occur of: (a) July 11, 2019; (b) the date a change of control of the Company is consummated; and (c) the date of certain corporate changes as more fully described in the Investor Rights Agreement, ETF Securities will vote all of the Company’s voting securities as to which ETF Securities is entitled to vote in accordance with the recommendation of the Company’s Board of Directors.

•	Registration Rights. From and after July 11, 2018 until April 11, 2023, ETF Securities may request that the Company prepare and file a registration statement covering the resale of the Common Shares and the shares of common stock issuable upon conversion of the Preferred Shares. In addition, from and after July 11, 2018, ETF Securities may request to sell all or any portion of the Common Shares and the shares of common stock issuable upon conversion of the Preferred Shares pursuant to specified block trades, underwritten shelf takedowns and other private placements, in each case, subject to and in accordance with the limitations set forth in the Investor Rights Agreement. Under the Investor Rights Agreement, ETF Securities is also entitled to certain “piggyback” registration rights in connection with certain underwritten offerings of the Company’s common stock by the Company or certain of the Company’s existing stockholders.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Investor Rights Agreement, which is filed as Exhibit 4.1 to this Current Report on Form 8-K incorporated herein by reference.

Waiver and Variation Agreement

On April 11, 2018, the Company and WisdomTree International entered into a Waiver and Variation agreement with ETF Securities in relation to the Share Sale Agreement, pursuant to which, among other things:

•	Waiver of Jersey Anti-Trust Condition. The parties agreed to waive the condition to completing the ETFS Acquisition that the Jersey Competition Regulatory Authority (the “JCRA”) approve the ETFS Acquisition. Following discussions with the JCRA the parties agreed that an application for approval from the JCRA was not necessary.

•	Payment of the Escrow Amount. The parties agreed that ETF Securities, rather than WisdomTree International, would pay specified escrow monies into an escrow account on completion of the ETFS Acquisition, and the cash consideration WisdomTree International would have otherwise deposited into such escrow account would instead be paid by WisdomTree International to ETF Securities upon completion of the ETFS Acquisition.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Waiver and Variation Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Please see the disclosure set forth under “Item 1.01 Entry into a Material Definitive Agreement” regarding the completion of the ETFS Acquisition, which is incorporated by reference into this Item 2.01.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 10, 2018, the Company filed a Certificate of Designations of Series A Non-Voting Convertible Preferred Stock with the Secretary of State of the State of Delaware establishing the rights, preferences, privileges, qualifications, restrictions, and limitations relating to the Preferred Shares. The Preferred Shares are intended to provide ETF Securities with economic rights equivalent to the Company’s common stock on an as converted basis. The Preferred Shares have no voting rights, are not transferrable and have the same priority with regard to dividends, distributions and payments as the common stock.

In connection with the completion of the ETFS Acquisition, the Company issued 14,750 Preferred Shares, which are convertible into an aggregate of 14,750,000 shares of common stock, subject to certain restrictions as described in this Item 5.03 and above under the heading “Item 1.01 Entry Into a Material Definitive Agreement – Investor Rights Agreement.”

Restrictions on Conversion of Preferred Shares

The Preferred Shares are convertible into 14,750,000 shares of the Company’s common stock, subject to the following restrictions:

•	Limitation on beneficial ownership. As described in the Certificate of Designations, the Company will not issue, and ETF Securities will not have the right to require the Company to issue, any shares of common stock upon conversion of the Preferred Shares if, as a result of such conversion, ETF Securities (together with certain attribution parties) would beneficially own more than 9.99% of the Company’s outstanding common stock immediately after giving effect to such conversion.

•	Exchange Cap. As described in the Certificate of Designations, the Company will not issue any shares of common stock upon conversion of the Preferred Shares if the issuance would, together with up to 4,000,000 shares of common stock that the Company may, but is not obligated to, issue prior to December 31, 2018, exceed the aggregate number of shares of common stock that the Company may issue without breaching its obligations under Nasdaq Capital Market Listing Rule 5635(a)(1), unless the Company obtains stockholder approval for the issuance of the Company’s common stock upon conversion of the Preferred Shares in excess of such amount (“Exchange Cap”).

Redemption Rights

ETF Securities has the right to redeem the Preferred Shares under the following circumstances. However, the Company will not be obligated to make any such redemption payments to the extent such payments would be a breach of any covenant or obligation the Company owes to any of its secured creditors or is otherwise prohibited by applicable law.

•	Redemption right for failure to obtain stockholder approval. If stockholder approval for the issuance of the Company’s common stock upon conversion of the Preferred Shares in excess of the Exchange Cap is not obtained by December 31, 2018, ETF Securities will have the right, at its option, to require the Company to redeem the 6,633 Preferred Shares subject to the Exchange Cap during the period ending on the earlier of (a) December 31, 2020 and (b) the date stockholder approval for the issuance of the Company’s common stock upon conversion of the Preferred Shares in excess of the Exchange Cap is obtained. Any such redemption will be at a price per Preferred Share equal to the dollar volume-weighted average price for a share of common stock for the 30-trading day period ending on December 31, 2018 multiplied by 1,000. Such redemption payments will be made in 12 equal installments no later than 10 business days following the last day of each of the Company’s 12 fiscal quarters beginning on the day following the date ETF Securities exercises such redemption right.

•	Other redemption rights unrelated to stockholder approval. In the event that: (a) the number of shares of the Company’s common stock authorized by its certificate of incorporation is insufficient to permit the Company to convert all of the Preferred Shares requested by ETF Securities to be converted; or (b) ETF Securities does not, upon completion of a change of control of the Company, receive the same amount per Preferred Share as it would have received had each outstanding Preferred Share been converted into common stock immediately prior to the change of control, ETF Securities will have the right, at its option, to require the Company to redeem all the Preferred Shares specified to be converted during the period of time specified in the Certificate of Designations. Any such redemption will be at a price per Preferred Share equal to the dollar volume-weighted average price for a share of common stock for the 30-trading day period ending on the date of such attempted conversion or change of control, as applicable, multiplied by 1,000. Such redemption payment will be made in one payment no later than 10 business days following the last day of the Company’s first fiscal quarter that begins on a date following the date ETF Securities exercises such redemption right.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Certificate of Designations, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

Exhibit 3.1	Certificate of Designations of Series A Non-Voting Convertible Preferred Stock of WisdomTree Investments, Inc., filed with the Secretary of State of the State of Delaware on April 10, 2018.

Exhibit 4.1	Investor Rights Agreement, dated April 11, 2018, between the Company and ETF Securities.

Exhibit 10.1	Credit Agreement, dated April 11, 2018, by and among the Company, WisdomTree International, certain subsidiaries of the Company as guarantors, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent, collateral agent, L/C Issuer and lender.

Exhibit 10.2	Waiver and Variation Agreement, dated April 11, 2018, by and among the Company, WisdomTree International and ETF Securities Limited.

Exhibit 99.1	Press Release, dated April 12, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WisdomTree Investments, Inc.

By:	/s/ Peter M. Ziemba
Peter M. Ziemba
Executive Vice President and
Chief Administrative Officer

Date: April 13, 2018